Exhibit 10.8

DIRECTORS’

SUPPLEMENTAL BENEFIT PLAN

LAKE SHORE SAVINGS BANK

(formerly Lake Shore Savings and Loan Association)

Originally Effective October 1, 2001,

As Amended and Restated Effective January 1, 2005

Further Amended and Restated Effective January 1, 2007

DIRECTORS’ SUPPLEMENTAL BENEFIT PLAN

This Directors’ Supplemental Benefit Plan (the “Plan”), initially effective as of the 1st day of October, 2001, was adopted by LAKE SHORE SAVINGS BANK (the “Bank”) (at the time of the Plan adoption, the Bank was known as Lake Shore Savings and Loan Association), a then mutual savings association and now a stock savings association and the wholly-owned subsidiary of Lake Shore Bancorp, Inc., for the benefit of the Bank’s Directors, hereinafter referred to as “Director(s)”who shall be eligible to participate in this Plan by execution of a Directors’ Supplemental Benefit Plan Joinder Agreement in a form provided by the Bank. The Plan was amended and restated effective as of January 1, 2005, in order to conform the Plan to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). The Plan is hereby further amended and restated effective January 1, 2007, in order to clarify that the benefit formula herein, which is set forth in each Director’s Joinder Agreement, is based generally on average compensation and years of service on the Board of Directors (the “Board”) of the Bank.

WITNESSETH:

WHEREAS, the Directors serve the Bank as members of the Board of Directors; and

WHEREAS, the Bank desires to honor, reward and recognize the Directors who have provided long and faithful service to the Bank and to ensure the continued service on the Board by such Directors until retirement age; and

WHEREAS, the Directors wish to be assured that they will be entitled to a certain amount of additional compensation for some definite period of time from and after retirement from active service with the Bank or other termination of service and wish to provide their beneficiaries with benefits from and after death; and

WHEREAS, the Bank and the Directors have previously provided the terms and conditions upon which the Bank shall pay such additional compensation to the Directors after retirement or other termination of service and/or death benefits to their beneficiaries after death; and

WHEREAS, the Bank and the Directors intend this Plan to be considered an unfunded arrangement, maintained primarily to provide supplemental retirement income for such Directors; and

WHEREAS, the Plan is a nonqualified deferred compensation arrangement that is required to comply with Code Section 409A and the proposed regulations and other authority promulgated thereunder; and

WHEREAS, the Bank now desires to amend and restate this Directors Supplemental Benefit Plan which controls all issues relating to Supplemental Benefits as described herein;

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank and the Directors agree as follows:

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SECTION I.

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1	“Accrued Benefit” means, with respect to any Plan Year, that portion of the Supplemental Benefit which is expensed and accrued as of the Valuation Date of such Plan Year under generally accepted accounting principles (GAAP) utilizing the benefits/years-of-service method. A Director shall always be 100% vested in his Accrued Benefit under the Plan. The Accrued Benefit for each Plan Year shall be set forth in each Director’s Joinder Agreement.

1.2	“Act” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.3	“Actuarial Equivalent” or “Actuarial Equivalency” means the Accrued Benefit payable at the Director’s Benefits Age. The Actuarial Equivalent shall be computed using pre-retirement and post-retirement interest of 5.75%.

1.4	“Administrator” means the Committee.

1.5	“Bank” means LAKE SHORE SAVINGS BANK (formerly Lake Shore Savings and Loan Association) and any successor thereto.

1.6	“Beneficiary” means the person or persons and their heirs designated as Beneficiary in the Director’s Joinder Agreement to whom the deceased Director’s benefits are payable. If no Beneficiary is so designated, then the Director’s Spouse, if living, will be deemed the Beneficiary. If the Director’s Spouse is not living, then the Children of the Director will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living Children, then the Estate of the Director will be deemed the Beneficiary.

1.7	“Benefit Age” shall be the age at which the Director becomes eligible to receive the Supplemental Benefit under the Plan. Such age shall be designated in the Director’s Joinder Agreement.

1.8	“Benefit Eligibility Date” shall be the date on which a Director is entitled to receive his Supplemental Benefit. Except in the case of Termination of Service due to death, Disability or following a Change in Control, a Director’s “Benefit Eligibility Date” shall occur on the 1st day of the month coincident with or next following the month in which the Director attains his Benefit Age designated in the Joinder Agreement.

1.9	“Benefits Determiner” shall mean a third party administrator or agent designated by the Committee. The Benefits Determiner shall calculate the Actuarial Equivalency of the Accrued Benefit payable to a Director or Beneficiary pursuant to Section III of the Plan, unless such amount is set forth in the Director’s Joinder Agreement.

1.10	“Cause” means personal dishonesty, willful misconduct, willful malfeasance, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or final cease-and-desist order, material breach of any provision of this Plan, or gross negligence in matters of material importance to the Bank.

1.11	For these purposes, a “Change in Control” shall mean and include the following with respect to the Bank:

(a)	Change in the ownership of the Bank. A change in the ownership of the Bank shall occur on the date that any one person, or more than one person acting as a group (as defined in Proposed Treasury Regulation Section 1.409A-3(g)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.

(b)

Change in the effective control of the Bank. A change in the effective control of the Bank shall occur on the date that either (i) any one person, or more than one person acting as a group (as defined in Proposed Treasury Regulation

Section 1.409A-3(g)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35% or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation’s Board of Directors prior to the date of the appointment or election, provided that this sub-section (ii) is inapplicable where a majority shareholder of the Bank is another corporation.

(c)	Change in the ownership of a substantial portion of the Bank’s assets. A change in the ownership of a substantial portion of the Bank’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Proposed Treasury Regulation Section 1.409A-3(g)(v)(5)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of (i) all of the assets of the Bank, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

(d)	For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Proposed Treasury Regulation Section 1.409A-3(g), except to the extent that such proposed regulations are superseded by subsequent guidance. In addition, for these purposes, “Bank” shall be construed to mean also the Company.

1.12	“Children” means the Director’s children, or the issue of any deceased child, then living at the time payments are due the Children under this Plan. The term “Children” shall include both natural and adopted Children.

1.13	“Committee” means the Committee appointed by the Board of Directors to administer the Plan.

1.14	“Director” means a Director of the Bank.

1.15	“Disability Benefit” means the monthly benefit payable to the Director over the Payout Period following a determination, in accordance with Subsection 3.6, that the Director is Totally and Permanently Disabled.

1.16	“Effective Date.” The Effective Date of the Directors’ Supplemental Benefit Plan was initially October 1, 2001. The Plan was amended and restated effective January 1, 2005 in order to conform to Code Section 409A. The Plan is hereby further amended and restated effective January 1, 2007.

1.17	“Estate” means the estate of the Director.

1.18	“Joinder Agreement” means the agreement executed by a Director to acknowledge his initial participation in the Plan, or any successor to such agreement that a Director executes to reflect his assent to changes in the terms of the Plan or the amount of his Supplemental Benefit computation herein.

1.19	“Payout Period” means the time frame during which certain benefits payable hereunder shall be distributed. Payments shall be made, generally, in equal monthly installments commencing within thirty (30) days following the occurrence of the event which triggers distribution and continuing for One Hundred Eighty (180) consecutive months. For purposes of the Survivor’s Benefits payable hereunder, the Payout Period shall be One Hundred Eighty (180) consecutive months, unless a timely election for a lump sum benefit is made in accordance with Section 3.7 of the Plan.

1.20	“Plan Year” shall mean each October 1 to September 30, commencing October 1, 2001 and continuing each October 1 to September 30 thereafter.

1.21	“Spouse” means the individual to whom the Director is legally married at the time of the Director’s death.

1.22	“Supplemental Benefit” means an annual amount payable to the Director pursuant to the Plan. The Supplemental Benefit to which a Director will become entitled upon the satisfaction of the applicable conditions shall be an amount equal to the amount set forth in the Director’s Joinder Agreement. Such amount shall be recalculated every three (3) years or at such other time as the Board deems appropriate, and shall be based on a formula equal to 2% of the Director’s average final pay over the three (3) years of service immediately prior to the year of the Director’s Termination of Service, times the number of years of service that the Director has served on the Board, up to a maximum of 40% (except as otherwise set forth herein at Section 3.3(c)). Notwithstanding the preceding sentence, a Director’s Supplemental Benefit computed on the basis of the above formula cannot be less than the Actuarial Equivalent of the Accrued Benefit for such Director as of the effective date of this amendment and restatement of the Plan, or as of January 1, 2007. Notwithstanding anything herein to the contrary, the Supplemental Benefit shall be the amount set forth in a Participant’s Joinder Agreement unless and until the Administrator recalculates such amount pursuant to the foregoing formula and provides an amendment to the Director’s Joinder Agreement that reflects the recomputed Supplemental Benefit.

1.23	“Survivor’s Benefit” means an annual amount payable to the Beneficiary in monthly installments throughout the Payout Period, equal to the amount designated in the Director’s Joinder Agreement and subject to Subsection 3.2. Notwithstanding the foregoing, the Survivor’s Benefit may be paid in the form of a lump sum benefit if a timely election is made in accordance with Section 3.7.

1.24	“Termination of Service” means a “separation from service” within the meaning of Code Section 409A.

1.25	“Total and Permanent Disability” or “Disability” means the Director: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) is, by reason of any medically determinable physical or mental impairment that satisfies “(i)” above, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Director’s employer; or (iii) is Disabled within the meaning of the Social Security Act.

1.26	“Valuation Date” shall mean the date during the Plan Year on which the Director’s Accrued Benefit is determined for the Plan Year. The Valuation Date shall be September 30th of each Plan Year, and any other date so determined by the Committee.

SECTION II.

ELIGIBILITY AND PARTICIPATION

2.1	Eligibility - Eligibility to participate in the Plan shall be limited to those Directors of the Bank who are not also employees of the Bank.

2.2	Participation - A Director’s participation in the Plan shall be effective upon completion of a Joinder Agreement by the Director and acceptance of the Joinder Agreement by the Committee. A Director shall complete the Joinder Agreement and return it to the Committee within thirty (30) days of being notified that he is eligible for participation in the Plan. Notwithstanding the foregoing, a Director who is participating in the Plan as of January 1, 2007 (other than one who attains his or her Benefit Age in 2007) will complete an amended and restated Joinder Agreement to acknowledge his new Supplemental Benefit amount, and to assent to the terms of the Plan, as amended and restated herein. Any such amended and restated Joinder Agreement will supersede any previous Joinder Agreement(s) executed by the Director. Participation in the Plan shall continue until such time as the Director terminates service with the Bank, and as long thereafter as the Director is eligible to receive benefits under this Plan.

SECTION III.

BENEFITS

3.1	Supplemental Benefit. If the Director is in the service of the Bank until reaching his Benefit Age, the Director shall be entitled to the Supplement Benefit. Such Supplemental Benefit shall commence on the 1st day of the month following the Director’s attainment of his Benefit Age and shall be payable in monthly installments throughout the Payout Period. In the event a Director dies after commencement of the Supplemental Benefit payments but before completion of all such payments due and owing hereunder, the Bank shall pay to the Director’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

3.2	Death Prior to Benefit Age. If the Director dies prior to attaining his Benefit Age but while employed by the Bank, the Director’s Beneficiary shall be entitled to the Survivor Benefit. Such death benefit shall commence within thirty (30) days of the Director’s death and shall be payable in monthly installments throughout the Payout Period, unless a timely election is made in accordance with Section 3.7 hereof for distribution of the Survivor’s Benefit in a lump sum.

3.3	Voluntary or Involuntary Termination Other Than for Cause; Early Retirement.

(a)	If the Director has a Termination of Service with the Bank (whether voluntarily or involuntarily) prior to the attainment of his Benefit Eligibility Date, for any reason other than for Cause, the Director’s death, Disability, or following a Change in Control (as defined), the Director (or his Beneficiary) shall be entitled to his Accrued Benefit, as set forth in the Director’s Joinder Agreement. Such Accrued Benefit shall be annuitized and the Actuarial Equivalent shall be payable commencing on the Director’s Benefit Eligibility Date following attainment of his Benefit Age in monthly installments throughout the Payout Period. In the event the Director dies at any time after commencement of payments hereunder, but prior to completion of all such payments due and owing hereunder, the Bank shall pay to the Director’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(b)	If the Director dies after his voluntary or involuntary Termination of Service occurring prior to his Benefit Eligibility Date, and prior to the commencement of benefits hereunder, the Director’s Beneficiary shall be entitled to the Director’s Accrued Benefit, which shall be annuitized and the Actuarial Equivalent shall be payable in monthly installments over the Payout Period. The payment of such benefit shall commence within thirty (30) days of the Director’s death.

(c)	Notwithstanding anything to the contrary herein, a Director may elect in writing during 2007 to retire early from active service on the Board of Directors at any time during calendar year 2008. Any Director who elects early retirement shall receive credit for two (2) additional years of service for purposes of computing his Supplemental Benefit herein. Notwithstanding the 40% of final average pay limitation set forth in Section 1.22 herein, the maximum percentage of final pay for purposes of computing a Director’s Supplemental Benefit herein upon early retirement shall be 44%. For example, an active Director with 19 years of service credit who elects early retirement during 2008 will receive credit for a total of twenty-one (21) years of service, and a maximum Supplemental Benefit of 42% of final average pay. Such early retirement election, if made, must be made by a Director before December 31, 2007.

3.4	Termination of Service Related to a Change in Control.

(a)	If the Director has a Termination of Service (either voluntarily or involuntarily) following or coincident with a Change in Control, the Director shall be entitled to his full Supplemental Benefit (as if he had remained in service until his Benefit Age). Such benefit shall commence on the 1st day of the month following his Termination of Service and shall be payable in monthly installments throughout the Payout Period, provided, however, that each Director will be entitled to make an election in the form attached hereto as Exhibit A, prior to December 31, 2007 (or the last day of the “transition period” under Code Section 409A), to receive a lump sum distribution on Termination of Service following a Change in Control. In the event that the Director dies at any time after commencement of the payments, but prior to completion of all such payments due and owing hereunder, the Bank, or its successor, shall pay to the Director’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(b)	If, after such termination, the Director dies prior to commencement of the benefits hereunder, the Director’s Beneficiary shall be entitled to the Survivor’s Benefit which shall commence within thirty (30) days of the Director’s death. The Survivor’s Benefit shall be payable in monthly installments over the Payout Period, unless a timely election is made in accordance with Section 3.7 hereof for distribution of the Survivor’s Benefit in a lump sum. Notwithstanding anything to the contrary herein, the Survivor’s Benefit shall be payable in accordance with the Director’s election under Section 3.2, even if such election varies from the Director’s election under Section 3.4(a) for distributions to the Director following a Change in Control.

3.5	Termination for Cause. If the Director is terminated for Cause, all benefits under the Director’s Joinder Agreement shall be forfeited and the Joinder Agreement shall become null and void.

3.6	Payment of a Disability Benefit.

(a)	Notwithstanding any other provision hereof, the Director who has not attained his Benefit Eligibility Date shall be entitled to receive the Disability Benefit hereunder, in any case in which it is determined that the Director has become Totally and Permanently Disabled. If the Director’s service is terminated pursuant to this paragraph, the Director shall begin receiving the Disability Benefit in lieu of any benefit available under Section 3.3, which is not available prior to the Director’s

Benefit Eligibility Date. The Disability Benefit shall be an annuitized amount which is the Actuarial Equivalent of the Director’s Accrued Benefit, which shall be calculated by the Benefits Determiner. The Disability Benefit shall be payable in monthly installments over the Payout Period commencing within thirty (30) days following the determination that the Director is Totally and Permanently Disabled. In the event the Director dies while receiving payments pursuant to this Subsection, but prior to the completion of all payments due and owing hereunder, the Bank shall pay to the Director’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(b)	If the Director dies after Termination of Service due to Disability but before the commencement of such payments, the Director’s Beneficiary shall be entitled to the Actuarial Equivalent of the Director’s Accrued Benefit, which shall be calculated by the Benefits Determiner. Such benefit shall be payable to the Beneficiary in monthly installments over the Payout Period commencing within thirty (30) days of the Director’s death.

3.7	Election to Receive A Lump Sum Benefit in Certain Circumstances. Notwithstanding anything to the contrary herein, the Director (or the Director’s Beneficiary, as applicable) shall be entitled to receive a distribution in the form of a lump sum payment in the event the Director makes a timely election prior to December 31, 2007 (or the last day of the “transition period” under Code Section 409A, if later), and the Director or his Beneficiary (as applicable) becomes entitled to a distribution in accordance with Section 3.2 [Death Prior to Benefit Age] or Section 3.4 [Termination of Service Related to a Change in Control]. If an election to receive a lump sum benefit has been made, such payment shall be made to the Director or his Beneficiary, as applicable, within thirty (30) days after the event which triggers the distribution. In the event of a lump sum distribution under Section 3.2, the election can be made at any time, so long as it is made at least twelve (12) full months prior to the Director’s death.

3.8	Distribution of De Minimus Amounts. Notwithstanding anything herein to the contrary, if the value of the Director’s Accrued Benefit (when added together with all of his benefits under all nonqualified deferred compensation plans maintained by the Bank and required to be aggregated under Code Section 409A) is $10,000 or less at the time of the distribution event, payment shall be made in a lump sum, even if the Director had specified a different form of payment, and such payment shall be made before the later of (i) December 31 of the year in which the Director has a Termination of Service or (ii) the 15th day of the third month following the Director’s Termination of Service.

3.9	Non-Competition During and After Service on the Board.

(a)	In consideration of the agreements of the Bank contained herein and of the payments to be made by the Bank pursuant hereto, the Director hereby agrees that, so long as he remains in the service of the Bank, he will not actively engage, either directly or indirectly, in any business or other activity which is or may be deemed to be in any way competitive with or adverse to the best interests of the business of the Bank unless the Director’s participation therein has been consented to, in writing, by the Board of Directors.

(b)	The Director expressly agrees that, as consideration for the covenants of the Bank contained herein and as a condition to the performance by the Bank of its obligations hereunder, from and after any voluntary or involuntary termination of service from the Board, other than a termination of service in connection with a Change in Control pursuant to Subsection 3.4, and continuing throughout the entire Payout Period, as provided herein, he will not, without the prior written consent of the Bank, become associated with, in the capacity of an employee, director, or officer, any bank holding company, bank, savings association or mortgage company with offices in Chautauqua County, New York, and/or any other counties in which the Bank has offices, and which offers products and services competing with those offered by the Bank.

(c)	In the event of a termination of service related to a Change in Control pursuant to Subsection 3.4, paragraph (b) of this Subsection 3.9 shall cease to be a condition to the performance by the Bank of its obligations under this Plan.

3.10	Breach. In the event of any breach by the Director of the agreements and covenants contained herein, the Board of Directors of the Bank shall direct that any unpaid balance of any payments to the Director under this Plan be suspended, and shall thereupon notify the Director of such suspensions, in writing. Thereupon, if the Board of Directors of the Bank shall determine that said breach by the Director has continued for a period of one (1) month following notification of such suspension, all rights of the Director and his Beneficiaries under this Plan, including rights to further payments hereunder, shall thereupon terminate.

SECTION IV.

BENEFICIARY DESIGNATION

The Director shall make an initial designation of primary and secondary Beneficiaries upon execution of his Joinder Agreement and shall have the right to change such designation, at any subsequent time, by submitting to the Administrator in substantially the form attached as Exhibit A to the Joinder Agreement, a written designation of primary and secondary Beneficiaries. Any Beneficiary designation made subsequent to execution of the Joinder Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

SECTION V.

DIRECTOR’S RIGHT TO ASSETS

The rights of the Director, any Beneficiary, or any other person claiming through the Director under this Plan, shall be solely those of an unsecured general creditor of the Bank. The Director, the Beneficiary, or any other person claiming through the Director, shall only have the right to receive from the Bank those payments so specified under this Plan. The Director agrees that he, his Beneficiary, or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Bank, including any insurance policies or contracts which the Bank may possess or obtain to informally fund this Plan. Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Plan, unless expressly provided herein, shall not be deemed to be held under any trust for the benefit of the Director or his Beneficiaries, nor shall any asset be considered security for the performance of the obligations of the Bank. Any such assets shall be and remain, a general, unpledged, and unrestricted asset of the Bank.

SECTION VI.

RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Plan. The Director, his Beneficiaries, or any successor in interest to him shall be and remain simply a general unsecured creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Bank reserves the absolute right in its sole discretion to either purchase assets to meet its obligations undertaken by this Plan or to refrain from the same and to determine the extent, nature, and method of such asset purchases. Should the Bank decide to purchase assets such as life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such assets at any time, in whole or in part. At no time shall the Director be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then the Director shall assist the Bank by freely submitting to a physical examination and by supplying such additional information necessary to obtain such insurance or annuities.

SECTION VII.

ALIENABILITY AND ASSIGNMENT PROHIBITION

Neither the Director nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payments of any debts, judgments, alimony or separate maintenance owed by the Director or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Director or any Beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

SECTION VIII.

ADMINISTRATION

8.1	Named Fiduciary and Administrator. The Bank shall name a Committee of the Board of Directors as the Named Fiduciary and Administrator of this Plan. The Committee shall consist of not less than three persons. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan, as may arise in connection with the Plan. A majority vote of the Committee members shall control any decision.

8.2	Agents. The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Bank.

8.3	Binding Effect of Decisions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

8.4	Indemnity of Committee. The Bank shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

SECTION IX.

CLAIMS PROCEDURE AND ARBITRATION

9.1	Claims Procedure. In the event that benefits under this Plan are not paid to the Director (or to his Beneficiary in the case of the Director’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Committee within sixty (60) days from the date payments are refused. The Committee shall review the written claim and, if the claim is denied, in whole or in part, it shall provide in writing, within ninety (90) days of receipt of such claim, its specific reasons for such denial is based, reference to the provisions of this Plan or the Joinder Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by Committee shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Committee in writing within sixty (60) days of the first claim denial. Claimants may review this Plan, the Joinder Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. The Committee shall refer the claim to the Bank’s full Board of Directors. The Board of Directors of the Bank shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. The decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan or the Joinder Agreement upon which the Bank’s decision is based.

9.2	Arbitration. If claimants continue to dispute the benefit denial based upon completed performance of this Plan and the Joinder Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

SECTION X.

MISCELLANEOUS

10.1	No Effect on Director’s Rights. Nothing contained herein will confer upon the Director the right to be retained in the service of the Bank nor limit the right of the Bank to deal with the Director without regard to the existence of the Plan.

10.2	State Law. The Plan is established under, and will be construed according to, the laws of the State of New York, to the extent such laws are not preempted by the Act and valid regulations published thereunder.

10.3	Severability. In the event that any of the provisions of this Plan or portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforce ability of the remaining provisions will not be affected thereby.

10.4	Incapacity of Recipient. In the event the Director is declared incompetent and a conservator or other person legally charged with the care of his person or Estate is appointed, any benefits under the Plan to which such Director is entitled shall be paid to such conservator or other person legally charged with the care of his person or Estate.

10.5	Unclaimed Benefit. The Director shall keep the Bank informed of his current address and the current address of his Beneficiaries. The Bank shall not be obligated to search for the whereabouts of any person. If the location of the Director is not made known to the Bank as of the date upon which any payment of any benefits may first be made, the Bank shall delay payment of the Director’s benefit payment(s) until the location of the Director is made known to the Bank; however, the Bank shall only be obligated to hold such benefit payment(s) for the Director until the expiration of thirty-six (36) months. Upon expiration of the thirty-six (36) month period, the Bank may discharge its obligation by payment to the Director’s Beneficiary. If the location of the Director’s Beneficiary is not made known to the Bank by the end of an additional two (2) month period following expiration of the thirty-six (36) month period, the Bank may discharge its obligation by payment to the Director’s Estate. If there is no Estate in existence at such time or if such fact cannot be determined by the Bank, the Director and his Beneficiary(ies) shall thereupon forfeit any rights to the balance, if any, of any benefits provided for such Director and/or Beneficiary under this Plan.

10.6	Establishment of Rabbi Trust. The Bank may establish a rabbi trust into which the Bank may contribute assets, subject to the claims of the Bank’s creditors in the event of the Bank’s “Insolvency”, until the contributed assets are paid to the Directors and their Beneficiaries in such manner and at such times as specified in this Plan. Such rabbi trust and any assets held therein shall conform to the terms of the rabbi trust agreement. To the extent the language in this Plan is modified by the language in the rabbi trust agreement, the rabbi trust agreement shall supersede this Plan. Any contributions to a rabbi trust shall be made during each Plan Year in accordance with the rabbi trust agreement.

10.7	Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Bank, or as a member of the Board of Directors shall be personally liable to the Director or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

10.8	Gender. Whenever in this plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

10.9	Effect on Other Corporate Benefit Plans. Nothing contained in this Plan shall affect the right of the Director to participate in or be covered by any other corporate benefit available to Directors of the Bank constituting a part of the Bank’s existing or future compensation structure.

10.10	Suicide. Notwithstanding anything to the contrary in this Plan, the benefits otherwise provided herein shall be not payable and this Plan shall become null and void with respect to the Director if the Director’s death results from suicide, whether sane or insane, within twenty-four (24) months after the execution of his Joinder Agreement.

10.11	Inurement. This Plan shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and the Director, his successors, heirs, executors, administrators and Beneficiaries.

10.12	Headings. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

10.13	Compliance with Section 409A of the Code. The Plan is intended to be a non-qualified deferred compensation plan described in Section 409A of the Code. The Plan shall be operated, administered and construed to give effect to such intent. To the extent that a provision of the Plan fails to comply with Code Section 409A and a construction consistent with Code Section 409A is not possible, such provision shall be void ab initio. In addition, the Plan shall be subject to amendment, with or without advance notice to Directors and other interested parties, and on a prospective or retroactive basis, including but not limited to amendment in a manner that adversely affects the rights of Directors and other interested parties, to the extent necessary to effect such compliance.

SECTION XI.

AMENDMENT/REVOCATION

11.1	Amendment. The Board of Directors may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict any Director’s Accrued Benefit under the Plan, determined as of the date of Amendment, and provided further, no amendment shall be made, or if made, shall be effective, if such amendment would cause the Plan to violate Code Section 409A. Any change in the Actuarial Equivalency factors shall not become effective until the first day of the calendar year which follows the adoption of the amendment and providing at least thirty (30) days’ written notice of the amendment to the Director. Notwithstanding the above, following a Change in Control, this Plan shall not be amended, modified or revoked at any time, in whole or part, as to any Director, other than as necessary to comply with applicable laws, without the mutual written consent of the Director and the Bank, and such mutual consent shall be required even if the Director is no longer in the service of the Bank.

11.2	Termination. The Board of Directors may within the first twelve (12) months after the Plan’s Effective Date partially or completely terminate the Plan, if, as a result of changes in the tax laws, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Bank.

SECTION XII.

EXECUTION

12.1	This Plan and any and all properly executed Joinder Agreements set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby.

12.2	This Plan shall be executed in triplicate, each copy of which, when so executed and delivered, shall be an original, but all three copies shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed on the day and date first above written.

ATTEST:	LAKE SHORE SAVINGS BANK

/s/ Beverley J. Mulkin	By:	/s/ David C. Mancuso
Secretary	Title:	President and Chief Executive Officer

EXHIBIT A

LAKE SHORE SAVINGS BANK

(formerly Lake Shore Savings and Loan Association)

DIRECTORS SUPPLEMENTAL BENEFIT PLAN

ELECTION TO RECEIVE A LUMP SUM BENEFIT IN CERTAIN CIRCUMSTANCES

1.	Change in Control

According to the terms of Section 3.4 of this Plan, I understand that I may elect to receive a lump sum distribution upon my Termination of Service coincident with or following a Change in Control and that such election must be made no later than December 31, 2007 (or the last day of the “transition period” under Code Section 409A, if later).

In the event of a Change in Control, I hereby elect to receive my Supplemental Benefit in the following form (check one):

☐	Lump Sum Distribution

☐	Substantially equal monthly payments over a period of 180 months

Date:	Signature:

2.	Death

According to the terms of Sections 3.2 of this Plan, I understand that I may elect that the Survivor’s Benefit be distributed in a lump sum and that such election must be made no later than twelve (12) months prior to my death.

In the event of my death, I hereby elect that the Survivor’s Benefit be distributed to my beneficiary(ies) in the following form (check one):

☐	Lump Sum Distribution

☐	Substantially equal monthly payments over a period of 180 months

Date:	Signature:

Received by the Bank this day of , 20 .

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